                                                                      EXHIBIT 11

Anacomp, Inc. and Subsidiaries
COMPUTATION OF EARNINGS PER COMMON SHARE (Unaudited)
PRIMARY

                                            Three months ended  Six months ended
                                                 March 31,          March 31,
                                            ------------------  ----------------
(In thousands, except per share amounts)      1994     1993       1994      1993
                                                  (Note 3)            (Note 3)
-----------------------------------------------------------------------------------
Earnings per Common and
 Common Equivalent Share:

   Net income available to common ........   $   403 $ 1,862    $ 9,264   $ 3,334
                                             ======= =======    =======   =======

Shares:

   Weighted average common shares
    outstanding ..........................    42,993  40,148     41,896    39,934


Adjustments:

(a)  Assumed issuances under
      stock option and stock
      purchase plans .....................     1,341   1,748      1,265     1,706

(b)  Assumed exercise of warrants.........     1,966   1,827      1,825     1,742
                                             ------- -------    -------   -------
Total shares .............................    46,300  43,723     44,986    43,382
                                             ======= =======    =======   =======



Earnings per common share.................   $   .01 $   .04    $   .21   $   .08
                                             ======= =======    =======   =======

                                                                      EXHIBIT 11

Anacomp, Inc. and Subsidiaries
COMPUTATION OF EARNINGS PER COMMON SHARE (Unaudited)
ASSUMING FULL DILUTION

                                            Three months ended  Six months ended
                                                 March 31,          March 31,
                                              -------------       -------------
(In thousands, except per share amounts)      1994     1993       1994     1993
---------------------------------------------------------------------------------
                                                  (Note 3)            (Note 3)
Earnings per Common and
 Common Equivalent Share:

   Net income available to common ........   $   403 $ 1,862    $ 9,264   $ 3,334
                                             ======= =======    =======   =======

Shares:

   Weighted average common shares
    outstanding ..........................    42,993  40,148     41,896    39,934


Adjustments:

(a)  Assumed issuances under
      stock option and stock
      purchase plans .....................     1,392   1,812      1,391     1,785

(b)  Assumed exercise of warrants.........     2,046   1,846      2,103     1,790
                                             ------- -------    -------   -------
Total shares .............................    46,431  43,806     45,390    43,509
                                             ======= =======    =======   =======



Earnings per common share.................   $   .01 $   .04    $   .21   $   .08
                                             ======= =======    =======   =======





                                      -13-